                                            FILED PURSUANT TO RULE NO. 424(b)(5)
                                            REGISTRATION NO. 333-43983


          Prospectus Supplement To Prospectus Dated January 12, 1998

                                 $300,000,000

                                     LOGO

                  6.625% SENIOR DEBENTURES DUE JULY 15, 2028

  Caterpillar may redeem the Debentures in whole or in part, at its option at any time, on not less than 30 or more than 60 days notice mailed to registered Holders, at a redemption price equal to the greater of 100% of the principal amount of the Debentures to be redeemed or the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 10 basis points, together in either case with accrued interest on the principal amount being redeemed to the date of redemption.

                                        INITIAL PUBLIC UNDERWRITING PROCEEDS TO
                                        OFFERING PRICE   DISCOUNT   CATERPILLAR
Per Debenture..........................    99.691%        .875%       98.816%
Total..................................  $299,073,000   $2,625,000  $296,448,000


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS
 PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

GOLDMAN, SACHS & CO.

                MERRILL LYNCH & CO.

                                 CHASE SECURITIES INC.

                                                CITICORP SECURITIES, INC.

           The date of this Prospectus Supplement is July 15, 1998.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
  Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures, in-cluding over-allotment, stabilizing and short-covering transactions in such Debentures, and the imposition of a penalty bid, in connection with the offer-ing. For a description of these activities, see "Underwriting".

THE COMPANY

  Caterpillar, through its employees and dealers, designs, manufactures, mar-kets, finances and provides support for Caterpillar machines and engines. We believe our products help make progress possible around the world. More infor-mation about Caterpillar is available on our web site at http://www.CAT.com. Information on our web site is not incorporated by reference into this Pro-spectus Supplement.

DESCRIPTION OF THE DEBENTURES

  The Debentures will be limited to $300,000,000 aggregate principal amount. Each Debenture will bear interest at the rate per annum stated on the cover page of this Prospectus Supplement. Interest will be payable semi-annually on January 15 and July 15 of each year, beginning January 15, 1999. Interest pay-able on the Debentures shall be paid to holders of record on the January 1 and July 1, respectively, immediately preceding the interest payment date. The De-bentures will mature on July 15, 2028.

  For additional important information on the Debentures, see "Description of the Debentures" in the accompanying Prospectus. That information includes:

 .   additional information on the terms of the Debentures;

 .   general information on the Indenture and Trustee;

 .   a description of certain restrictive covenants contained in the Indenture;
    and

 .   a description of events of default under the Indenture.

  Pursuant to the Trust Indenture Act of 1939, as amended, if a default oc-curred on the Debentures, Citibank, N.A. would be required to resign as Trustee within 90 days of default unless the default were cured, duly waived or otherwise eliminated. Citibank, N.A. and The Chase Manhattan Bank have nor-mal commercial banking relationships with us. In addition, Citibank, N.A. is an affiliate of Citicorp Securities, Inc. and The Chase Manhattan Bank is an affiliate of Chase Securities Inc.

OPTIONAL REDEMPTION FEATURE

  We may redeem the Debentures in whole or in part, at our option at any time, on not less than 30 or more than 60 days' notice mailed to registered Holders, at a redemption price equal to the greater of:

 .   100% of the principal amount of the Debentures to be redeemed; or

 .   the sum of the present values of the Remaining Scheduled Payments dis-
    counted to the redemption date on a semiannual basis at the Treasury Rate plus 10 basis points, together in either case with accrued interest on the principal amount being redeemed to the date of redemption.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
  "Treasury Rate" means, with respect to any redemption date, the rate per an-num equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Compa-rable Treasury Issue, assuming a price for the Comparable Treasury Issue (ex-pressed as a percentage of its principal amount) equal to the Comparable Trea-sury Price for such redemption date.

  "Comparable Treasury Issue" means the United States Treasury security se-lected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Debentures. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (ex-pressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statis-tical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not pub-lished or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any re-demption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percent-age of its principal amount) quoted in writing to the Trustee by such Refer-ence Treasury Dealer as of 3:30 p.m., New York City time, on the third busi-ness day preceding such redemption date.

  "Reference Treasury Dealer" means each of Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., and Citicorp Securities, Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government secu-rities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

  "Remaining Scheduled Payments" means, with respect to each Debenture to be redeemed, the remaining scheduled payments of the principal thereof and inter-est thereon that would be due after the related redemption date but for such redemption; provided, however, that if such redemption date is not an interest payment date with respect to such Debenture, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
  On and after the redemption date, interest will cease to accrue on the De-bentures or any portion thereof called for redemption. On or before any re-demption date, the Company shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Debentures to be redeemed on such date. If less than all the Debentures are to be redeemed, the Debentures to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

UNDERWRITING

  Subject to the terms of the Underwriting Agreement, we have agreed to sell to the Underwriters the Debentures in the following amounts:

Goldman, Sachs & Co............................................... $120,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated................   60,000,000
Chase Securities Inc..............................................   60,000,000
Citicorp Securities, Inc..........................................   60,000,000
                                                                   ------------
Total............................................................. $300,000,000
                                                                   ============

  Under the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Debentures if any are taken. A copy of the Underwriting Agreement has been filed on Form 8-K with the SEC.

  The Underwriters will offer the Debentures directly to the public at the of-fering price on the cover page of this Prospectus Supplement. They will also offer the Debentures to certain dealers at that price less a concession not to exceed .50% of the principal amount of the Debentures. The Underwriters may allow, and dealers may reallow, a concession not to exceed .25% of the princi-pal amount of the Debentures to certain other dealers. After the initial pub-lic offering, the Underwriters may change the public offering price and other selling terms for the Debentures.

  We do not intend to apply for listing of the Debentures on a national secu-rities exchange. The Underwriters intend to make a market in the Debentures in the secondary trading market. The Underwriters are not obligated to make a market in the Debentures and market making may be discontinued at any time by the Underwriters. The liquidity or trading markets for the Debentures can not be assured.

  In connection with the offering, the Underwriters may purchase and sell the Debentures in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retard-ing a decline in the market price of the Debentures. Short positions created by the Underwriters involve the sale by the Underwriters of a greater aggre-gate principal amount of Debentures than they are required to purchase from Caterpillar in the offering. The Underwriters also may impose a penalty bid whereby selling concessions allowed to broker-dealers in respect of Debentures sold in the offering may be reclaimed by the Underwriters if such Debentures are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Debentures, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discon-tinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

  We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
  Certain Underwriters and their affiliates have been compensated by us for investment banking and commercial banking services not related to this offer-ing. Citibank, N.A., the Trustee, and The Chase Manhattan Bank have normal banking relationships with us. In addition, Citibank, N.A. is an affiliate of Citicorp Securities, Inc. and The Chase Manhattan Bank is an affiliate of
Chase Securities Inc.

USE OF PROCEEDS

  The net proceeds from the sale of Debentures will be used for general corpo-rate purposes. General corporate purposes may include acquisitions, repur-chases of common stock, additions to working capital, capital expenditures, and retirement of debt.

RATIO OF PROFIT TO FIXED CHARGES

  The Ratio of Profit to Fixed Charges for each of the periods indicated is as follows:


 6/30          12/31                 12/31                 12/31                 12/31                 12/31
 1998          1997                  1996                  1995                  1994                  1993
 ----          -----                 -----                 -----                 -----                 -----
 4.4            4.9                   4.5                   4.0                   3.8                   2.4

  These ratios include Caterpillar, our consolidated subsidiaries, and 50%- owned unconsolidated affiliated companies. Profit is determined by adding in-come from continuing operations, income taxes and fixed charges. Fixed charges include interest, other costs related to borrowed funds and a portion of rent-als representing interest.

INFORMATION INCORPORATED BY REFERENCE

  In addition to the information specifically incorporated by reference in the accompanying Prospectus, the following are incorporated by reference:

 .   our 1997 Form 10-K, as amended, filed with the SEC on March 27, 1998;

 .   our 1998 Annual Meeting Proxy Statement and Financial Appendix filed with the SEC on February 24, 1998;

 .   our 1st quarter 1998 Form 10-Q filed with the SEC on May 13, 1998; and

 .   our 8-K reports filed with the SEC on January 21, 1998, April 17, 1998, and July 15, 1998 (two reports). Both reports filed on July 15, 1998 re-late to our announcement of Caterpillar's earnings for the second quarter of 1998.

  You may request a copy of these filings at no cost, by writing or telephon-ing us at the following address:

  Caterpillar Inc.
  100 N.E. Adams St.
  Peoria, IL 61629
  Attn: Corporate Secretary
  (309) 675-1000

EXPERTS

  PricewaterhouseCoopers LLP, independent accountants, audited our financial statements and schedules contained in our 1997 Form 10-K and our 1998 Annual Meeting Proxy Statement and Financial Appendix that are incorporated by refer-ence in this Prospectus Supplement and the accompanying Prospectus. These doc-uments are incorporated by reference in reliance upon the authority of PricewaterhouseCoopers LLP as experts in accounting and auditing in giving the report.

CERTAIN LEGAL MATTERS

  The validity of the Debentures will be passed upon for Caterpillar by Rich-ard P. Konrath, Esq., our internal Securities Counsel, and for the Underwrit-ers by Sullivan & Cromwell, New York, New York.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                  PROSPECTUS

                                 $500,000,000

                                  DEBENTURES

Caterpillar Inc. intends to offer at one or more times Debentures with a total value not to exceed $500,000,000 and a maturity of up to 100 years. We will provide the specific terms of these securities in supplements to this Prospec-tus. You should read this Prospectus and the supplements carefully before you invest.


The date of this Prospectus is January 12, 1998
                                     LOGO


                               CATERPILLAR INC.
                              100 NE ADAMS STREET
                               PEORIA, IL 61629
                                (309) 675-1000


These securities have not been approved by the Securities & Exchange Commis-sion or any state securities commission, nor have these organizations passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
WHERE YOU CAN FIND MORE INFORMATION
  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chi-cago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the pub-lic from the SEC's web site at http://www.SEC.gov. Our common stock and cer-tain debt securities are listed on the New York Stock Exchange. Our common stock is also listed on the Chicago and Pacific Stock Exchanges. Information about us is also available at those locations.

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by refer-ring you to those documents. The information incorporated by reference is con-sidered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorpo-rate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Debentures. This Prospectus is part of a registration statement filed with the SEC.

 .   Annual Report on Form 10-K for the year ended December 31, 1996;

 .   Quarterly Reports on Form 10-Q for quarters ended March 31, June 30, and
    September 30, 1997;

 .   Current Reports on Form 8-K filed on January 22, February 18, April 15,
    June 2, June 11, July 2, July 18, July 22, August 28, October 15, November 3, December 1, and December 11, 1997.

  You may request a copy of these filings at no cost, by writing or telephon-ing us at the following address:

    Caterpillar Inc.
    100 N.E. Adams St.
    Peoria, IL 61629
    Attn: Corporate Secretary
    (309) 675-1000

  You should rely only on the information incorporated by reference or pro-vided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these Debentures in any state where the offer is not permitted. You should not as-sume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY
  Caterpillar, through its employees and dealers, designs, manufactures, mar-kets, finances and provides support for Caterpillar machines and engines. We believe our products help make progress possible around the world. More infor-mation about Caterpillar is available on our web site at http://www.CAT.com. Information on our web site is not incorporated by reference into this Pro-spectus or any Prospectus Supplement.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

CONSTRUCTION, MINING AND AGRICULTURAL MACHINERY: Caterpillar construction ma-chines are used to build, maintain and rebuild the world's infrastructure-- highways, dams, airports, water and sewer systems, office complexes and hous-ing developments. Our mining machines help extract and deliver needed raw ma-terials and our agricultural tractors till the world's soil.

ENGINES: Caterpillar engines provide power to the world - for on-highway trucks, ships and boats, locomotives, and construction, mining and agricul-tural equipment. Through electrical power generating systems, they supply power to developing or isolated areas. Other systems provide emergency power to hospitals, schools, factories, office buildings and airports. A Caterpillar subsidiary, Solar Turbines Incorporated, makes turbine engines that are used to produce, process and transport crude oil and natural gas, and to provide electrical power in many different industries.

FINANCIAL PRODUCTS: Caterpillar Financial Services Corporation and its subsid-iaries offer a wide variety of financing options to help Caterpillar customers worldwide acquire and use Caterpillar equipment. Caterpillar Insurance Serv-ices Corporation provides various forms of insurance to Caterpillar customers and dealers to help support their purchase and financing of Caterpillar equip-ment.

PROSPECTUS SUPPLEMENT
  The Prospectus Supplement for each offering of Debentures will contain the specific information and terms for that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. It is important for you to read both this Prospectus and the Prospectus Supplement in making your investment decision.

USE OF PROCEEDS
  The net proceeds from the sale of securities will be used for general corpo-rate purposes. General corporate purposes may include acquisitions, repur-chases of common stock, additions to working capital, capital expenditures, and retirement of debt.

RATIO OF PROFIT TO FIXED CHARGES
  The Ratio of Profit to Fixed Charges for each of the periods indicated is as follows:


 9/30          12/31                 12/31                 12/31                 12/31                 12/31
 1997          1996                  1995                  1994                  1993                  1992
 ----          -----                 -----                 -----                 -----                 -----
 4.9            4.5                   4.0                   3.8                   2.4                   *

*Because of pretax losses for the
year ended December 31, 1992,
profit was not sufficient to cover
fixed charges. The coverage
deficiency was approximately $341
million.


  These ratios include Caterpillar, our consolidated subsidiaries, and 50%- owned unconsolidated affiliated companies. Profit is determined by adding in-come from continuing operations, income taxes and fixed charges. Fixed charges include interest, other costs related to borrowed funds and a portion of rent-als representing interest.

DESCRIPTION OF THE DEBENTURES

GENERAL
  We will issue the Debentures under an indenture between us and the Trustee, Citibank, N.A., dated May 1, 1987, and supplemented June 1, 1989, May 15, 1992, and December 16, 1996. This Prospectus briefly outlines some of the in-denture provisions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
See Where You Can Find More Information on how to locate the indenture and the supplements. You may also review the indenture at the Trustee's offices lo-cated in New York, New York.

  The indenture does not limit the amount of Debentures that may be issued and each series of Debentures may differ as to their terms. The Debentures may be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

  The Debentures will be unsecured and unsubordinated and will rank equally with all our unsecured and unsubordinated indebtedness. The Debentures will not be subject to any conversion, amortization, or sinking fund. It is antici-pated that the Debentures will be "book-entry," represented by a permanent global certificate registered in the name of The Depository Trust Company or its nominee. However, we reserve the right to issue the securities in certifi-cate form registered in the name of the security holders.

  For current information on our debt outstanding see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

EXCHANGE, REGISTRATION, TRANSFER, AND PAYMENT
  Principal and interest on the Debentures will be payable, and the exchange or transfer of Debentures will be registerable at a location designated in the Prospectus Supplement. No service charge will be applied for a registration of transfer or exchange of Debentures except to cover tax or any governmental charge.

GLOBAL SECURITIES
  Debentures may be issued in the form of one or more Global Securities that will be deposited with The Depository Trust Company, New York, New York ("DTC"). If this is done, we will not issue certificates to each holder. One or more global securities would be issued to DTC who would keep a computerized record of its participants (for example, your broker) whose clients have pur-chased the securities. The participant would then keep a record of its clients who purchased the securities. A global security may not be transferred; except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

  Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securi-ties transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This elimi-nates the need to exchange certificates. Direct Participants include securi-ties brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  DTC's book-entry system is also used by other organizations such as securi-ties brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

  DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Asso-ciation of Securities Dealers, Inc.

  We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the Trustee, and the paying agent will have no di-rect responsibility or liability to pay amounts due on the securities to own-ers of beneficial interests in the global securities.

  It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date accord-ing to their respective holdings of beneficial interests in the global securi-ties as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Pay-ments by participants to owners of beneficial interests in the global securi-ties, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee, or us.

  Securities represented by a global security would be exchangeable for Deben-ture certificates with the same terms in authorized denominations only if:

 .   DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days;

 .   We deliver to the Trustee an order that the global security shall be ex-
    changeable; or

 .   There is a continuing Event of Default, as described below, regarding the
    Securities.

CERTAIN RESTRICTIVE COVENANTS
  The Indenture requires us to comply with certain restrictive covenants. These covenants apply to us and Restricted Subsidiaries maintained by us.

WHAT IS A RESTRICTED OR UNRESTRICTED SUBSIDIARY?
  A "Restricted Subsidiary" is defined as any subsidiary other than an Unre-stricted Subsidiary and any Unrestricted Subsidiary designated by our Board of Directors after May 1, 1987, as a Restricted Subsidiary.

  "Unrestricted Subsidiary" is defined as:

 .   any subsidiary acquired or organized by us after May 1, 1987, as long as that subsidiary is not a successor to a Restricted Subsidiary;

 .   any subsidiary with principal business and assets located outside the
    United States (its territories and possessions) and Canada;

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 .   any subsidiary with the principal business of financing our dealers and distributors, as well as acquisitions and dispositions of our products by dealers, distributors, or other customers;

 .   any subsidiary with the principal business of owning, leasing, dealing in or developing real property; and

 .   any subsidiary with substantially all assets consisting of securities of subsidiaries described above.

OTHER DEFINITIONS
IMPORTANT PROPERTY: means any manufacturing plants or facilities of us or any Restricted Subsidiary located in the U.S., Canada, or Puerto Rico having a gross book value (without deduction for depreciation) in excess of 1% of Con-solidated Net Tangible Assets, other than any plant or other facility our Board believes is not important to our business as a whole.

CONSOLIDATED NET TANGIBLE ASSETS: means the total of all assets appearing on a consolidated balance sheet of Caterpillar and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles, exclud-ing the sum of (1) all current liabilities and (2) all goodwill, patents, copyrights, trademarks and other like intangibles.

SECURED DEBT: means indebtedness secured by a mortgage, pledge, lien, security interest or encumbrance on:

 .   any Important Property of Caterpillar or any Restricted Subsidiary; or

 .   any shares of stock or indebtedness of a Restricted Subsidiary.

VALUE: means with respect to a Sale and Leaseback Transaction, an amount equal to the greater of:

 .   the net proceeds of the sale of the property leased pursuant to the Sale and Leaseback Transaction; or

 .   the fair value of the property at the time of the Sale and Leaseback
    Transaction, as determined by our Board of Directors.

  (In either case, the amount derived is first divided by the term of the lease and then multiplied by the number of years remaining on the lease at the time of determination.)

RESTRICTIONS ON SECURED DEBT (INDENTURE SECTION 1007)
  The Indenture prohibits us and our Restricted Subsidiaries from creating Se-cured Debt (without securing the Debentures equally and ratably with Secured
Debt), with the following exceptions:

 .   certain mortgages, pledges, liens, security interests or encumbrances to secure payment of all or part of the cost of acquisition, construction or improvement of our property or the property of a Restricted Subsidiary;

 .   mortgages, pledges, liens, security interests or encumbrances on property acquired, whether or not assumed by us or a Restricted Subsidiary;

 .   mortgages, pledges, liens, security interests or encumbrances on property, stock, or indebtedness of a Restricted Subsidiary at the time it becomes such;

 .   mortgages, pledges, liens, security interests or encumbrances on property of

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
    a corporation merged with us or a Restricted Subsidiary or at the time of a disposition of substantially all of the property of another corporation to us or a Restricted Subsidiary;

 .   mortgages, pledges, liens, security interests, or encumbrances on our prop-
    erty or the property of a Restricted Subsidiary in favor of a governmental entity pursuant to contract or statute or to secure certain indebtedness;

 .   any extension, renewal or replacement of any mortgage, pledge, lien or en-
    cumbrance referred to above;

 .   any mortgage, pledge, lien, security interest, or encumbrance securing debt owed by us or a Restricted Subsidiary to us or a Restricted Subsidiary.

  In addition to these exceptions, we or a Restricted Subsidiary may create, assume, or guarantee other Secured Debt without securing the Debentures if the total amount of Secured Debt outstanding and value of Sale and Leaseback Trans-actions at the time does not exceed 10% of Consolidated Net Tangible Assets.

RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS (INDENTURE SECTION 1008)
  Neither we nor any Restricted Subsidiary can sell or transfer (except to us or a Restricted Subsidiary) any Important Property we own with the intention of taking back a lease on the property, except for a lease not exceeding three years, with the following exceptions:

 .   we or a Restricted Subsidiary may incur Secured Debt equal to the amount received on a sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the Debentures;

 .   we or a Restricted Subsidiary apply an amount equal to the value of the property leased to the retirement, within 120 days after the effective date of the arrangement, of indebtedness for money borrowed by us or a Re-stricted Subsidiary recorded as funded debt as of the date of its creation and which, in the case of indebtedness of us, is not subordinated in right of payment to the prior payment of the Debentures. The amount applied to the retirement of that indebtedness shall be reduced by (i) the principal amount of any Debentures delivered within 120 days of the effective date to the Trustee for retirement and cancellation, and (ii) the principal amount of the indebtedness, other than Debentures, retired by us or a Restricted Subsidiary within 120 days of the effective date of the arrangement.

RESTRICTION ON TRANSFER OF IMPORTANT PROPERTY (INDENTURE SECTION 1009)
  Neither we nor a Restricted Subsidiary can transfer Important Property to an Unrestricted Subsidiary except in limited circumstances. The transfer can occur if we apply an amount equal to the fair value of the property at the time of transfer (as determined by our Board of Directors) to the retirement of indebt-edness of us or a Restricted Subsidiary that is recorded as funded debt and is not subordinated in right of payment to the Debentures. The debt retirement must occur within 120 days of the transfer. No retirement referred to in this clause may be by payment at maturity or a mandatory prepayment provision.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

EVENTS OF DEFAULT (INDENTURE SECTIONS 501, 502, 601, 602, AND 603)
  Unless we indicate otherwise in a Prospectus Supplement, the following events are defined in the indenture as "Events of Default" regarding the De-bentures:

 .   failure to pay principal or premium on any Debentures when due;

 .   failure to pay interest on Debentures when due, continued for 60 days;

 .   failure to deposit any sinking fund payment when due;

 .   failure to perform any other covenant in the indenture for 60 days after we have received written notice of the failure;

 .   certain events in bankruptcy, insolvency or reorganization; and

 .   any other Event of Default stipulated.

  Unless stated otherwise in a Prospectus Supplement, any Event of Default on a particular series of Debentures is not necessarily an Event of Default on another series of Debentures.

  If an Event of Default occurs on outstanding Debentures of a particular se-ries and continues, the Trustee or holders of at least 25% of that series' De-bentures may declare the principal amount of all Debentures in the series due and payable. Under certain circumstances, holders of a majority of the Deben-tures in the series may rescind that declaration.

  The Trustee must within 90 days after a default occurs, notify the holders of Debentures of that series of the default if we have not remedied it. The Trustee may withhold notice to the holders of any default (except in the pay-ment of principal or interest) if it in good faith considers such withholding in the interest of holders. We are required to file an annual certificate with the Trustee, signed by an officer, about any default by us under any provi-sions of the Indenture.

  Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the Debentures may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such Debentures.

MODIFICATION OF INDENTURE (INDENTURE SECTION 902)
  Under the Indenture, our rights and obligations and the rights of the hold-ers of debt securities may be changed. Certain changes require the consent of the holders of not less than 66 2/3% in aggregate principal amount of the out-standing debt of each series to be affected. However, the following changes may not be made without the consent of each holder of the Debentures:

 .   changes to the stated maturity date of the principal or any interest in-
    stallment;

 .   reductions in the principal amount or interest due;

 .   changes to the place or currency of payment of principal or interest;

 .   impairment of the right to institute suit for the enforcement of payment;

------------------------------------------------------------------------------
------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 .   reduction in the stated percentage of holders necessary to modify the In-
    denture; or

 .   modifications to any of these requirements or to reduce the percentage of outstanding Debentures necessary to waive compliance with certain provi-sions of the Indenture or for the waiver of certain defaults.

CONSOLIDATION, MERGER, OR SALE (INDENTURE SECTION 801)
  We cannot merge with another company or sell or lease substantially all of our property to another company unless:

 .   we are the continuing corporation, or the successor corporation is a do-
    mestic corporation and expressly assumes the payment of principal and in-terest on the Debentures and the performance and observance of all the covenants and conditions of the Indenture binding on us;

 .   we, or the successor corporation, are not immediately after the merger, consolidation, or sale in default in the performance of a covenant or con-dition in the Indenture; and

 .   if as a result of the merger, consolidation or sale we become subject to a mortgage, pledge, lien, security interest or other encumbrance not permit-ted by the Indenture, we or the successor corporation take steps necessary to secure the Debentures equally and ratably with all indebtedness se-cured.

DEFEASANCE (INDENTURE SECTION 1301 THROUGH 1305)
  Under certain circumstances we may be discharged from our obligations on the Debentures of a series at any time before the stated maturity if we deposit with the Trustee money or certain equivalents sufficient to pay principal and interest on the Debentures. One condition for such defeasance is that we must deliver to the Trustee an opinion of counsel that holders of the Debentures will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance.

PLAN OF DISTRIBUTION
  We may sell the Debentures (a) through underwriters or dealers; (b) directly to one or more purchasers; or (c) through agents. The Prospectus Supplement will include the names of underwriters, dealers or agents retained. The Pro-spectus Supplement also will include the purchase price of the Debentures, Caterpillar's proceeds from the sale, any underwriting discounts or commis-sions and other items constituting underwriters' compensation.

  The underwriters will acquire the Debentures for their own account. They may resell the Debentures in one or more transactions, including negotiated trans-actions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securi-ties will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or conces-sions allowed or re-allowed or paid to dealers may be changed from time to time.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  Underwriters, dealers, and agents that participate in the distribution of the Debentures may be underwriters as defined in the Securities Act of 1933 ("Act"), and any discounts or commissions received by them from us and any profit on the resale of the Debentures by them may be treated as underwriting discounts and commissions under the Act.

  We may have agreements with the underwriters, dealers, and agents to indem-nify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

  Underwriters, dealers and agents and their affiliates may engage in transac-tions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS
  Richard P. Konrath, our Securities Counsel, will issue an opinion about the legality of the Debentures for us. Underwriters and agents may have their own counsel issuing an opinion for them. They may rely on the opinion of our coun-sel as to matters of Illinois law.

EXPERTS
  Price Waterhouse LLP, independent accountants, audited our financial state-ments and schedules incorporated by reference in this prospectus and elsewhere in the registration statement. These documents are incorporated by reference in reliance upon the authority of Price Waterhouse as experts in accounting and auditing in giving the report.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION OR REPRESENTATIONS. WE ARE ONLY MAKING AN OFFER WITH RESPECT TO THESE DEBENTURES. WE ARE NOT MAKING AN OFFER OF THESE DEBENTURES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPEC-TUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THESE DOCU-MENTS.

                               ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
The Company................................................................ S-1
Description of the Debentures.............................................. S-1
Optional Redemption Feature................................................ S-1
Underwriting............................................................... S-3
Use of Proceeds............................................................ S-4
Ratio of Profit to Fixed Charges........................................... S-4
Information Incorporated by Reference...................................... S-4
Experts.................................................................... S-4
Certain Legal Matters...................................................... S-4

                                  PROSPECTUS

Where You Can Find More Information........................................   1
The Company................................................................   1
Prospectus Supplement......................................................   2
Use of Proceeds............................................................   2
Ratio of Profit to Fixed Charges...........................................   2
Description of the Debentures..............................................   2
Plan of Distribution.......................................................   8
Legal Opinions.............................................................   9
Experts....................................................................   9

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $300,000,000

                                     LOGO

                           6.625% SENIOR DEBENTURES
                               DUE JULY 15, 2028

    -----------------------

                             PROSPECTUS SUPPLEMENT

    -----------------------

                             GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                             CHASE SECURITIES INC.

                           CITICORP SECURITIES, INC.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------